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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
                   PINNACLE AIRLINES RELEASES OCTOBER TRAFFIC


MEMPHIS TENN. (NOVEMBER 8, 2004) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for October 2004 today.

In October, Pinnacle operated 420.6 million Available Seat Miles (ASMs), an increase of 59.9% over October 2003 levels. Revenue Passenger Miles (RPMs) grew 58.4% to 290.1 million. The airline transported 615,806 Customers during the month, 37.2% more than the same period last year.

Additionally, Pinnacle accepted delivery of 6 new Canadair Regional Jets during the calendar month of October bringing its total fleet to 114 CRJs on October
31. Pinnacle has taken delivery of 39 aircraft between January 1, 2004 and October 31, 2004.

                              OCTOBER 2004 TRAFFIC

                                 2004                  2003              CHANGE

    ASMs (000)                420,616               263,068               59.9%
    RPMs (000)                290,069               183,136               58.4%
    Load Factor                 69.0%                 69.6%           (0.6) pts
    Passengers                615,806               448,675               37.2%

                              YEAR-TO-DATE TRAFFIC

                                 2004                  2003              CHANGE

    ASMs (000)              3,387,529             2,143,236               58.1%
    RPMs (000)              2,356,944             1,433,155               64.5%
    Load Factor                 69.6%                 66.9%             2.7 pts
    Passengers              5,240,378             3,665,466               43.0%


Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs more than 2,900 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.


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